Exhibit 24.1

CONFIRMING STATEMENT

This Confirming Statement confirms that the undersigned has authorized and designated
Charles M. B. Goldman, Scott P. Scharfman and Justin C. Jacobs, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 and Schedule 13D
(including any amendments thereto or any joint filing agreements with respect thereto)
that the undersigned may be required to file with the U.S. Securities and Exchange
Commission as a result of the undersigned's ownership of or transactions in securities of
Cache, Inc., a Florida corporation.  The authority of Charles M. B. Goldman, Scott P.
Scharfman and Justin C. Jacobs under this Confirming Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedule 13D with regard to the undersigned's ownership of or transactions in securities of Cache, Inc., unless earlier revoked in writing.  The undersigned acknowledges that Charles M. B.
Goldman, Scott P. Scharfman and Justin C. Jacobs are not assuming any of the undersigned's responsibilities to comply with Section 16 or Section 13 of the Securities
Exchange Act of 1934, as amended.

Dated:  February 15, 2013

/s/ Thomas E. Lynch